As filed with the Securities and Exchange Commission on February 14, 2025
Registration No. 333-[___]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MARRIOTT INTERNATIONAL, INC.
(Exact name of registrant as specified in its Charter)

Delaware	52-2055918
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)

7750 Wisconsin Avenue
Bethesda, Maryland 20814
(301) 380-3000
(Address of Principal Executive Offices, Zip Code)

MARRIOTT RETIREMENT SAVINGS PLAN

MARRIOTT INTERNATIONAL, INC.
PUERTO RICO RETIREMENT PLAN

MARRIOTT INTERNATIONAL, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(Full title of the plan)

Rena Hozore Reiss, Esq.
Executive Vice President and General Counsel
Marriott International, Inc. Dept.
52/923
7750 Wisconsin Avenue
Bethesda, Maryland 20814
(301) 380-3000
(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service) ___________________________________
Copy to:
Krista P. Hanvey, Esq.
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, Texas 75201
(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

INTRODUCTION

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Marriott International, Inc., a Delaware corporation (the “Company” or the “Registrant”), and (i) the Marriott Retirement Savings Plan (the “RSP”) to register an additional $300,000,000 worth of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), to be offered and sold to accounts of eligible employees of the Company under the RSP, (ii) the Marriott International, Inc. Puerto Rico Retirement Plan (the “PR Plan”) to register an additional $5,000,000 worth of the Class A Common Stock, to be offered and sold to accounts of eligible employees of Company subsidiaries under the PR Plan, and (iii) the Marriott International, Inc. Executive Deferred Compensation Plan (the “EDC”, and together with the RSP and PR Plan, the “Plans”) to register an additional $150,000,000 of unfunded and unsecured obligations (the “Obligations”) of the Company payable under the EDC.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that the Company files later with the SEC will automatically update and in some cases supersede this information. Specifically, the Company incorporates by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on February 11, 2025;
(b)    The RSP’s Annual Report on Form 11-K for the fiscal year ended December 31, 2023 filed on June 24, 2024;
(c)    The PR Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2023 filed on June 24, 2024;
(d)    The Company’s Current Report on Form 8-K filed on January 21, 2025 (Item 5.02 only);
(e)    The description of the Class A Common Stock filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including any amendment or report filed with the SEC for the purpose of updating such description; and
(f)    Future filings the Company and the Plans make with the SEC under Sections 13(a), 13(c), 14 or 15(d)         of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and before the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered under this Registration Statement have been sold or which deregisters all such securities then remaining unsold. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein, including in any exhibit, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company’s Exchange Act file number with the SEC is 001-13881.

Item 4. Description of Securities.

This Registration Statement covers an additional $150,000,000 of Obligations to be offered to certain of our eligible employees pursuant to the EDC. The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the EDC, are represented by an unfunded and unsecured book reserve (the “Reserve”) maintained on our books, and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.
The Company determines the amount of compensation deferred by each participant (“Participant”) in the EDC in accordance with the terms of the EDC based upon elections by each Participant. Each Participant’s deferral account under the EDC consists of: (i) deferred compensation amounts; (ii) amounts the Company contributes under the terms of the EDC; and (iii) any increases or decreases in value credited to or against such amounts. The Participant is fully vested in those amounts consisting of deferred salary and bonus amounts, amounts contributed by the Company for periods on or after January 1, 2009 as matching contributions, and any earnings thereon. Any additional discretionary Company contributions (and deemed earnings thereon) vest on a schedule determined at the time such contributions are established. In accordance with the terms of the EDC, certain Executive Vice Presidents of the Company are immediately vested in such Company contributions and related earnings upon an involuntary termination of employment within three months before or twelve months following a change in control of the Company.
Obligations in an amount equal to each Participant’s deferral account under the EDC will be payable at the Participant’s election in a lump sum or in two to five installments occurring or commencing on a date not earlier than the third calendar year following the calendar year of the election, except that any account balance of $10,000 or less will be payable only in a lump sum. Separate elections may be made for each year’s deferrals. Otherwise, such Obligations will be payable upon the Participant’s termination of employment in any of the following forms, as elected by the Participant: (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning the sixth January following such Participant’s termination of employment; provided that any account balance of less than $10,000 upon termination of employment shall be payable only in a lump sum; and further provided that any distribution to a Specified Employee (as defined under the EDC) that is scheduled to occur within the first six months following the employee’s termination of employment shall be delayed until the first day of the seventh month following termination. If no election is made, a lump sum will be distributed within 90 days after a termination event as defined in the EDC.
Under the EDC, Participants’ deferral accounts are credited with hypothetical earnings at an interest rate the Company designates from time to time, known as the Reserve Portfolio. A Participant cannot alienate, sell, transfer, assign, pledge, attach or otherwise encumber the Obligations to the Participant, and the Obligations pass only to a survivor beneficiary that the Participant designates, or if none is so specified or if the beneficiary does not survive the Participant, the Participant is deemed to have designated (i) the Participant's surviving spouse; or (ii) if the Participant is not married or the spouse died before the Participant, the Participant's estate.
The Obligations are not subject to redemption, in whole or in part, prior to the termination of employment, retirement or death of the Participant, other than if the Participant has elected distribution following a certain period as part of his deferral election for a specific year. However, the Company reserves the right to amend or terminate the EDC at any time, except that no such amendment or termination shall have the effect of reducing the vested portion of a Participant’s accounts as of the date of such amendment or termination.
The Obligations are not convertible into any other security of the Company. The Obligation will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations, and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.
The administrator appointed under the terms of the EDC has full power and authority to interpret, construe and administer the EDC and the administrator’s interpretations and constructions thereof, and actions thereunder, including any valuation of the Reserve or of a Participant’s account, or the amount or recipient of the payment to be made therefrom, is binding and conclusive on all persons for all purposes.

The Board of Directors of the Company may amend the EDC at any time and from time to time and/or terminate the EDC and distribute all account balances under the EDC. The EDC provides that in certain additional circumstances account balances under the EDC may be distributed.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the securities registered hereby have been passed upon for the Company by Rena Hozore Reiss, Esq., Executive Vice President and General Counsel of the Company, on behalf of the Law Department of the Company. Ms. Reiss is a participant in the RSP and the EDC and will receive benefits under the RSP and EDC.

Item 6. Indemnification of Directors and Officers.

Article Sixteenth of the Company’s Restated Certificate of Incorporation (the “Certificate”) limits the circumstances that directors can be held personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty. Article Eleventh of the Certificate and Section 7.7 of the Company’s Amended and Restated Bylaws (the “Bylaws”) define and clarify the rights of individuals, including Company directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of litigation against them. These provisions of the Certificate and Bylaws are collectively referred to herein as the “Director Liability and Indemnification Provisions.”
These provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors’ liability for monetary damages and with other existing Delaware General Corporation Law provisions, including Section 145, permitting indemnification of certain individuals, including directors and officers, under certain circumstances against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individuals in connection with litigation. The limitations of liability and indemnification provisions in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the so-called “business judgment rule.” The business judgment rule is designed to protect directors from personal liability to the corporation or its stockholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve, as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual’s willingness to serve as director of a Delaware corporation. The Delaware General Corporation Law has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

This description of the Director Liability and Indemnification Provisions is intended as a summary only and is qualified in its entirety by reference to the Certificate and the Bylaws, each of which has been filed with the SEC and is included as an exhibit to this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description	Incorporation by Reference (where a report is indicated below, that document previously has been filed with the SEC and the applicable exhibit is incorporated by reference thereto)

4.1	Restated Certificate of Incorporation of the Company.	Exhibit No. 3.(i) to the Company’s Form 8-K filed on August 22, 2006 (File No. 001-13881).

4.2	Amended and Restated Bylaws of the Company.	Exhibit No. 3.1 to the Company’s Form 8-K filed on August 4, 2023 (File No. 001-13881).

5.1	Opinion of Rena Hozore Reiss, Esq., on behalf of the Company’s Law Department.	Filed with this report.

5.2	Internal Revenue Service determination letter, dated December 16, 2019, relating to the RSP.	Exhibit 5.1 to our Form S-8 filed on February 27, 2020 (File No. 001-13881).

5.3	Treasury Department of the Commonwealth of Puerto Rico determination letter, dated December 21, 2021, relating to the PR Plan.	Filed with this report.

23.1	Consent of Ernst & Young LLP.	Filed with this report.

23.2	Consent of CBIZ CPAs P.C., relating to the RSP.	Filed with this report.

23.3	Consent of CBIZ CPAs P.C., relating to the PR Plan.	Filed with this report.

23.4	Consent of Cohn Reznick LLP.	Filed with this report.

23.5	Consent of Rena Hozore Reiss, Esq., on behalf of the Company’s Law Department (filed as part of Exhibit 5.1).	Filed with this report.

24	Powers of Attorney (included on signature page).	Filed with this report.

107.1	Filing Fees	Filed with this report.

Item 9. Undertakings.
1. The undersigned registrants hereby undertake:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or     the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Maui, State of Hawaii, on February 12, 2025.

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Andrew P.C. Wright
Andrew P.C. Wright Senior Vice President, Assistant General Counsel and Corporate Secretary

The Plans. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plans) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the County of San Diego, State of California, on February 12, 2025.

MARRIOTT RETIREMENT SAVINGS PLAN

By:	/s/ Thaddeus J. Shepherd
Thaddeus J. Shepherd Marriott Retirement Savings Plan Chair, Retirement Plan Committee
MARRIOTT INTERNATIONAL, INC. PUERTO RICO RETIREMENT PLAN
By:	/s/ Thaddeus J. Shepherd
Thaddeus J. Shepherd Marriott International, Inc. Puerto Rico Retirement Plan Chair, Retirement Plan Committee

Power of Attorney. Each person whose signature appears below constitutes and appoints Rena Hozore Reiss and Andrew P.C. Wright as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ David S. Marriott	Chairman of the Board	February 14, 2025
David S. Marriott

/s/ Anthony G. Capuano	President and Chief Executive Officer and Director	February 14, 2025
Anthony G. Capuano	(Principal Executive Officer)

/s/ Kathleen K. Oberg	Chief Financial Officer and Executive Vice President, Development	February 14, 2025
Kathleen K. Oberg	(Principal Financial Officer)

/s/ Felitia O. Lee	Controller and Chief Accounting Officer	February 14, 2025
Felitia O. Lee	(Principal Accounting Officer)

/s/ Isabella D. Goren	Director	February 14, 2025
Isabella D. Goren

/s/ Deborah Marriott Harrison	Director	February 14, 2025
Deborah Marriott Harrison

/s/ Frederick A. Henderson	Director	February 14, 2025
Frederick A. Henderson

/s/ Lauren R. Hobart	Director	February 14, 2025
Lauren R. Hobart

/s/ Debra L. Lee	Director	February 14, 2025
Debra L. Lee

/s/ Aylwin B. Lewis	Director	February 14, 2025
Aylwin B. Lewis

/s/ Margaret M. McCarthy	Director	February 14, 2025
Margaret M. McCarthy

/s/ Grant F. Reid	Director	February 14, 2025
Grant F. Reid

/s/ Horacio D. Rozanski	Director	February 14, 2025
Horacio D. Rozanski

/s/ Susan C. Schwab	Director	February 14, 2025
Susan C. Schwab

/s/ Sean C. Tresvant	Director	February 14, 2025
Sean C. Tresvant